UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2026

Enliven Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39247	81-1523849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Lookout Road
Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 720 647-8519

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ELVN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On January 6, 2026, the board of directors (the “Board”) of Enliven Therapeutics, Inc. (the “Company”) appointed Scott Garland to serve as a Class I director, with a term expiring at the Company’s 2027 annual meeting of stockholders, and as the Chair of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), effective January 7, 2026.

Mr. Garland has provided consulting services to the Company from January 2024 through to his appointment to the Board. Under the consulting agreement between the Company and Mr. Garland, Mr. Garland was paid a total of $314,650 and he vested into stock options to purchase 26,580 shares of Company common stock. There are no other transactions in which Mr. Garland has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Garland will receive compensation for his service pursuant to the Company’s Outside Director Compensation Policy. This includes annual cash compensation of: (i) $40,000 per year for service as an outside director; and (ii) $10,000 per year for service as the Chair of the Nominating Committee.

Additionally, as a new outside director, Mr. Garland was granted stock options to purchase shares with a grant date fair value as determined in accordance with U.S. generally accepted accounting principles equal to approximately $650,000. These stock options will vest as to 1/36th of the total number of shares on each monthly anniversary of the grant date, subject to Mr. Garland’s continued service through the applicable vesting date. In the event of a Change in Control (as defined in the Company’s Outside Director Compensation Policy), the stock options will vest in full. In addition, the Company also entered into its standard form of indemnification agreement with Mr. Garland. There are no arrangements or understandings between Mr. Garland and any other person pursuant to which Mr. Garland was selected as a director.

Resignation of Director

On January 6, 2026, Andrew Phillips, Ph.D. informed the Board that he was resigning from the Board, the Audit Committee of the Board and the Nominating Committee, effective on January 7, 2026. Dr. Phillips’ resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company is grateful for Dr. Phillips’ distinguished service and leadership on the Board throughout his tenure.

A copy of the press release announcing the appointment of Mr. Garland as a member of the Board and resignation of Dr. Phillips from the Board is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated January 7, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enliven Therapeutics, Inc.

Date: January 7, 2026	By:	/s/ Richard Fair
	Name:	Richard Fair
	Title:	President and Chief Executive Officer